Exhibit 10.3

AECOM TECHNOLOGY CORPORATION

STANDARD TERMS AND CONDITIONS FOR

PERFORMANCE EARNINGS PROGRAM

These Standard Terms and Conditions apply to any Award of Performance Earnings Program (“PEP”) units granted to an employee of the Company on or after August 27, 2008 under AECOM Technology Corporation 2006 Stock Incentive Plan and its amendments (the “Plan”), which are evidenced by a Term Sheet or an action of the Administrator that specifically refers to these Standard Terms and Conditions.

1.             TERMS OF PEP UNITS

AECOM Technology Corporation, a Delaware corporation (the “Company”), has granted to the Participant named in the Term Sheet (including Attachment A thereto) provided to said Participant herewith (the “Term Sheet”) an opportunity to earn a target number of PEP units (the “Award”) specified in the Term Sheet.  Each PEP unit represents the right to receive one share of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), upon the terms and subject to the conditions set forth in the Term Sheet, these Standard Terms and Conditions, and the Plan, each as amended from time to time.  For purposes of these Standard Terms and Conditions and the Term Sheet, any reference to the Company shall, unless the context requires otherwise, include a reference to any Subsidiary, as such term is defined in the Plan.

2.             EARNOUT OF PEP UNITS

The number of PEP units earned under the Award shall be determined according to the Performance Objectives and Performance Earnout Schedule specified in the Term Sheet.

3.             VESTING OF PEP UNITS

The Award shall not be vested as of the Grant Date set forth in the Term Sheet and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Term Sheet and these Standard Terms and Conditions.  After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested as described in the Term Sheet with respect to the number of PEP units earned as set forth in the Term Sheet; provided that (except as set forth in Section 5 below) the Participant does not experience a termination of employment (as defined in the Plan).  Each date on which PEP units subject to the Award vest is referred to herein as a “Vesting Date.”  Notwithstanding anything herein or in the Term Sheet to the contrary, if a Vesting Date is not a business day, the applicable portion of the Award shall vest on the prior business day.  PEP units granted under the Award that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.”  PEP units granted under the Award that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”  The vesting period of the Award may be adjusted by the Administrator to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis, provided that the Administrator may take into consideration any accounting consequences to the Company in making any such adjustment.

4.             SETTLEMENT OF PEP UNITS

A.                                  Subject to any deferral pursuant to paragraph (B) of this Section 4, each earned Vested Unit will be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12 of the Plan) to the Participant or, in the event of the Participant’s death, to the Participant’s estate, heir or beneficiary, during the month following the applicable Vesting Date; provided that the Participant has satisfied all of the tax withholding obligations described in Section 8 below, and that the Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the shares of Common Stock.

B.                                    Subject to the satisfaction all of the tax withholding obligations described in Section 8 below, the Administrator may permit the Participant to irrevocably elect to defer the receipt of any Shares issuable pursuant to earned Vested Units by submitting to the Company an election to defer receipt in the forms provided by the Administrator.  To the extent permitted by the Administrator, in the event the Participant intends to defer the receipt of any Shares, the Participant must submit to the Company a proposed deferral election form by [DATE]. The Participant hereby represents that he or she understands the effect of any such deferral under relevant federal, state and local tax laws.

C.                                    If the Participant makes a deferred election pursuant to paragraph (B) of this Section 4, the Participant’s Award will be settled by the crediting of one deferred Restricted Stock Unit for each earned Vested Unit.  Each deferred Restricted Stock Unit will represent one notional share of Common Stock, and will be settled by issuance of one Share for each deferred Restricted Stock Unit (subject to adjustment under Section 12 of the Plan).  The terms of the deferral must be specified as part of the advanced irrevocable election, but in no event will provide for the settlement of deferred Restricted Stock Units earlier than the date of distribution that the employee elected.

D.                                   The date upon which shares of Common Stock are to be issued under either paragraph (A) or (B) of this Section 4 is referred to as the “Settlement Date.”  The issuance of the shares of Common Stock hereunder may be affected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting shares in an account established on the Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company.  Fractional shares will not be issued pursuant to the Award.

Notwithstanding the above, (i) for administrative or other reasons, the Company may from time to time temporarily suspend the issuance of shares of Common Stock in respect of earned Vested Units (or deferred Restricted Stock Units), (ii) the Company shall not be obligated to deliver any shares of the Common Stock during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws, (iii) the Company may issue shares of Common Stock hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements, (iv) the date on which shares are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters, and (v) shares shall not be issued or issuable pursuant to this provision to the extent of any deferral pursuant to a deferred compensation program that the Company has made available for purposes of allowing deferral of such shares.

5.             RIGHTS AS STOCKHOLDER

Prior to any issuance of shares of Common Stock in settlement of the Award, no shares of Common Stock will be reserved or earmarked for the Participant or the Participant’s account nor shall the Participant have any of the rights of a stockholder with respect to such shares. The Participant will not be entitled to any privileges of ownership of the shares of Common Stock (including, without limitation, any voting or dividend rights) underlying Vested Units and/or Unvested Units unless and until shares of Common Stock are actually delivered to the Participant hereunder.

6.             TERMINATION OF EMPLOYMENT

Upon the date of the Participant’s termination of employment (as defined in the Plan) for any reason, except as provided in this Section 6, all Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.

A.                                  Upon the date of a termination of the Participant’s employment as a result of the death of the Participant, the Award will vest on a pro-rata basis and the Vested Units will be paid to the Participant’s estate, heir or beneficiary. The pro-rata basis will be a percentage where the denominator is the number of months in the Performance Cycle and the numerator is the number of whole months from beginning date of the Performance Cycle through the date of termination.  Any unearned or Unvested Units shall be forfeited by the Participant’s estate, heir or beneficiary and cancelled and surrendered to the Company without payment of any consideration to the Participant’s estate, heir or beneficiary.

B.                                    Upon termination of employment as a result of the Total and Permanent Disablement of any Participant, the Award will vest on a pro-rata basis. The pro-rata basis will be a percentage where the denominator is the number of months in the Performance Cycle and the numerator is the number of whole months from beginning date of the Performance Cycle through the date of termination. Any unearned or Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.

C.                                   Upon termination of employment as a result of the Retirement of a Participant, the Award may vest on a pro-rata basis. In order to receive prorated vesting, the Participant: (1) must be a solid performer and meet or exceed expectations with respect to the individual performance, etc. (in each case, as determined by the Administrator or any officer of the Company to whom the Administrator’s authority has been delegated) and (2) execute a general release of all claims and abide by a non-solicitation and/or non-competition agreement in a form provided by the Administrator at the time of termination.  The pro-rata basis will be a percentage where the denominator is the number of months in the Performance Cycle and the numerator is the number of whole months from beginning date of the Performance Cycle through the date of termination. Distributions may be the lesser of actual performance or 100% of the pro-rated PEP units.  Any unearned or Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.  For purposes of the Award and these Standard Terms and Conditions, the term “Retirement” means retirement from active employment with the Company and its Subsidiaries (i) at or after age 60 and with the approval of the Administrator or (ii) at or after age 65.  The determination of the Administrator as to an individual’s Retirement shall be conclusive on all parties.

D.                                  Upon termination of a Participant’s employment for Cause, all Vested Units and Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.

7.             CONDITIONS AND RESTRICTIONS ON SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued in respect of Vested Units, including without limitation  (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (c) restrictions in connection with any underwritten public offering by the Company of the Company’s securities pursuant to an effective registration statement filed under the Securities Act of 1933, (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (e) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

At no time will the Participant have the right to require the Company to purchase from the Participant any Shares acquired by the Participant under the Award.  Any Shares acquired by such Participant under the Award may not be repurchased by the Company for a period of six (6) months following the date on which the Participant acquired such Shares pursuant the Award.

8.             INCOME TAXES

The Participant will be subject to federal and state income and other tax withholding requirements on a date (generally, the Settlement Date) determined by applicable law (any such date, the “Taxable Date”), based on the fair market value of the shares of Common Stock underlying the units that are vested and earned.  The Participant will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the Vested Units, including any such taxes that are required to be withheld and paid to the applicable tax authorities (the “Tax Withholding Obligation”).  The Participant will be responsible for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company in its sole discretion.

By accepting the Award the Participant agrees that, unless and to the extent the Participant has otherwise satisfied the Tax Withholding Obligations in a manner permitted or required by the Administrator pursuant to the Plan, the Company is authorized to withhold from the shares of Common Stock issuable to the Participant in respect of Vested Units the whole number of shares (rounded down) having a value (as determined by the Company consistent with any applicable tax requirements) on the Taxable Date or the first trading day before the Taxable Date sufficient to satisfy the applicable Tax Withholding Obligation.  If the withheld shares are not sufficient to satisfy the Participant’s Tax Withholding Obligation, the Participant agrees to pay to the Company as soon as practicable any amount of the Tax Withholding Obligation that is not satisfied by the withholding of shares of Common Stock described above and if the withheld shares are more than sufficient to satisfy the Participant’s Tax Withholding Obligation the Company shall make such arrangement as it determines appropriate to credit such amount for the Participant’s benefit.

Other than with respect to any Tax Withholding Obligation that arises on a date other than a Settlement Date with respect to Vested Units that are subject to a deferred election under paragraph (B) of Section 4, at any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a Settlement Date), the Participant may elect to satisfy all or any part of the Participant’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient (in light of the uncertainty of the exact amount thereof) to so satisfy the Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a personal check payable to the Company, or (iii) such other means as specified from time to time by the Administrator, in each case unless the Company has specified prior to such date that the Participant is not permitted to so satisfy the Tax Withholding Obligation.

The Company may refuse to issue any shares of Common Stock to the Participant until the Participant satisfies the Tax Withholding Obligation.  The Participant acknowledges that the Company has the right to retain without notice from shares issuable under the Award or from salary or other amounts payable to the Participant, shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with the Award, regardless of any action the Company takes or any transaction pursuant to this Section 8 with respect to any tax withholding obligations that arise in connection with the Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the Award or the subsequent sale of any of the shares of Common Stock underlying Vested Units. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s tax liability.

9.             NON-TRANSFERABILITY OF AWARD

Unless otherwise provided by the Administrator, the Participant may not assign, transfer or pledge the Award, the shares of Common Stock subject thereto or any right or interest therein to anyone other than by will or the laws of descent and distribution.  The Company may cancel the Participant’s Award if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 9.

10.           THE PLAN AND OTHER AGREEMENTS

In addition to these Terms and Conditions, the Award shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan. In the event of a conflict between the terms and conditions of these Standard Terms and Condition and the Plan, the Plan controls.

The Term Sheet, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Award.  Any prior agreements, commitments or negotiations concerning the Award are superseded.

11.           LIMITATION OF INTEREST IN SHARES SUBJECT TO AWARD

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Term Sheet or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person in respect of Vested Units.

12.           NOT A CONTRACT FOR EMPLOYMENT.

Nothing in the Plan, in the Term Sheet, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

13.           SECTION 409A COMPLIANCE

Notwithstanding any other provision of the Plan or these Standard Terms and Conditions, the Plan and these Standard Terms and Conditions shall be construed or deemed to be amended as necessary to comply with the requirements of Section 409A of the Code to avoid the imposition of any additional or accelerated taxes or other penalties under Section 409A of the Code. The Company, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of the Plan and these Standard Terms and Conditions consistently therewith. Under no circumstances, however, shall the Company have any liability under the Plan or these Standard Terms and Conditions for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or these Standard Terms and Conditions, including any taxes, penalties or interest imposed under Section 409A of the Code.

For purposes of these Standard Terms and Conditions, a termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of these Standard Terms and Conditions, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

In addition, notwithstanding anything herein to the contrary, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, to the extent the settlement of this Award following such termination of employment is considered the payment of deferred compensation under Section 409A payable on account of a “separation from service” that is not exempt from Section 409A as a short-term deferral (or otherwise), such settlement shall be delayed until the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” or (ii) the date of the Participant’s death (the “Delay Period”).

14.           NOTICES

All notices, requests, demands and other communications pursuant to these Standard Terms and Conditions shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

If to the Company to:

AECOM Technology Corporation

515 South Flower Street 3rd Floor

Los Angeles, CA 90071-2201

Attention:  Compensation Manager

If to the Participant, to the address set forth below the Participant’s signature on the Term Sheet.

15.           SEPARABILITY.

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

16.           HEADINGS.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

17.           FURTHER ASSURANCES.

Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of these Standard Terms and Conditions.

18.           BINDING EFFECT.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

19.           DISPUTES

All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Administrator in its total and absolute discretion.  In the event the Participant or other holder of an Award believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant or other holder may request arbitration with respect to such decision in accordance with the terms of the Plan.  The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious.  This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Participant and any other holder hereby explicitly waive any right to judicial review.

20.           ELECTRONIC DELIVERY

The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. By accepting the Award, the Participant consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout the Participant’s term of employment or service with the Company and thereafter until withdrawn in writing by the Participant.

AECOM TECHNOLOGY CORPORATION

TERM SHEET FOR
PERFORMANCE EARNINGS PROGRAM FY           – FY

FOR GOOD AND VALUABLE CONSIDERATION, AECOM Technology Corporation, a Delaware corporation (the “Company”), hereby grants to Participant named below the number of Performance Earnings Program (“PEP”) units specified below (the “Award”), upon the terms and subject to the conditions set forth in this Term Sheet, the Plan specified below (the “Plan”) and the Standard Terms and Conditions for Performance Earnings Program (the “Standard Terms and Conditions”) adopted under such Plan and provided to Participant, each as amended from time to time.  Each PEP unit subject to this Award represents the right to receive one share of the Company’s Common Stock, $0.01 par value per share, subject to the conditions set forth in this Term Sheet, the Plan and the Standard Terms and Conditions.  This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

The Plan:	This Award is granted pursuant to the Company’s 2006 Stock Incentive Plan.

Name of Participant:

Participant Id:

Grant Date:

Target number of PEP units subject to the Award:

Performance Cycle:

Vesting Schedule:	Earned PEP units shall vest 100% on December 31st following the end of the Performance Cycle

Performance-Based Vesting Criteria:	The number of PEP units earned will be determined based on the Performance Objectives and Performance Earnout Schedule attached to this Term Sheet as Attachment A.

By accepting this Term Sheet, Participant acknowledges that he or she has received and read, and agrees that this Award shall be subject to, the terms of this Term Sheet, the Plan and the Standard Terms and Conditions.

AECOM TECHNOLOGY CORPORATION
Participant Signature

By:		Date:
Title:	Vice President and Corporate Secretary	Participant Address (please print):